Exhibit 95
Mine Safety Disclosures
The following disclosures are provided pursuant to Securities and Exchange Commission (SEC) regulations, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate coal mines regulated under the Federal Mine Safety and Health Act of 1977 (the Mine Act). The disclosures reflect United States (U.S.) mining operations only, as these requirements do not apply to our mines operated outside the U.S.
Mine Safety Information. Whenever the Mine Safety and Health Administration (MSHA) believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a violation which describes the associated condition or practice and designates a timeframe within which the operator must abate the violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until hazards are corrected. Whenever MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the violation that the operator is ordered to pay. Citations and orders can be contested and appealed and, as part of that process, are often reduced in severity and amount, and are sometimes vacated. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the company and mine. Since MSHA is a branch of the U.S. Department of Labor, its jurisdiction applies only to our U.S. mines. As such, the mine safety disclosures that follow contain no information for our Australian mines.
The table that follows reflects citations and orders issued to us by MSHA during the year ended December 31, 2025, as reflected in our systems. The table includes only those mines that were issued orders or citations during the period presented and, commensurate with SEC regulations, does not reflect orders or citations issued to independent contractors working at our mines. Due to timing and other factors, our data may not agree with the mine data retrieval system maintained by MSHA. The proposed assessments for the year ended December 31, 2025 were taken from the MSHA system as of February 13, 2026.
Additional information about MSHA references used in the table is as follows:
•Section 104 S&S Violations: The total number of violations received from MSHA under section 104(a) of the Mine Act that could significantly and substantially contribute to a serious injury if left unabated.
•Section 104(b)Orders: The total number of orders issued by MSHA under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.
•Section 104(d) Citations and Orders: The total number of citations and orders issued by MSHA under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.
•Section 104(e) Notices: The total number of notices issued by MSHA under section 104(e) of the Mine Act for a pattern of violations that could contribute to mine health or safety hazards.
•Section 110(b)(2)Violations: The total number of flagrant violations issued by MSHA under section 110(b)(2) of the Mine Act.
•Section 107(a) Orders: The total number of orders issued by MSHA under section 107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed.
•Proposed MSHA Assessments: The total dollar value of proposed assessments from MSHA.
•Fatalities: The total number of mining-related fatalities.

Year Ended December 31, 2025

	Section 104 S&S Violations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 104(e) Pattern of Violations	Section 110(b)(2) Violations	Section 107(a) Orders	($) Proposed MSHA Assessments	Fatalities
Mine (1)
							(In thousands)
Seaborne Metallurgical
Shoal Creek Mine	117	—	2	—	—	—	546.4	—
Powder River Basin
Caballo	3	—	—	—	—	—	7.2	—
North Antelope Rochelle	16	—	—	—	—	—	204.9	—
Rawhide	4	—	—	—	—	—	7.6	—
Other U.S. Thermal
Bear Run	—	—	—	—	—	—	2.3	—
Francisco Preparation Plant (Francisco Mine)	—	—	—	—	—	—	0.3	—
Francisco Underground	68	—	—	—	—	—	216.0	—
Gateway North	28	—	—	—	—	—	150.5	—
Kayenta	1	—	—	—	—	—	0.7	—
Lee Ranch	1	—	—	—	—	—	1.4	—
Midwest Repair Facility (Columbia Maintenance Services)	—	—	—	—	—	—	0.2	—
Twentymile (Foidel Creek Mine)	45	—	—	—	—	—	286.9	—
Wild Boar	1	—	—	—	—	—	0.8	—
(1)The definition of "mine" under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting coal, such as land, structures, facilities, equipment, machines, tools and coal preparation facilities. Also, there are instances where the mine name per the MSHA system differs from the mine name utilized by us. Where applicable, we have parenthetically listed the name of the mine per the MSHA system. Also, all U.S. mines are listed alphabetically within each of our mining segments.
Pending Legal Actions. The Federal Mine Safety and Health Review Commission (the Commission) is an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. These cases may involve, among other questions, challenges by operators to citations, orders and penalties they have received from MSHA, or complaints of discrimination by miners under section 105 of the Mine Act. The following is a brief description of the types of legal actions that may be brought before the Commission.
•Contests of Citations and Orders: A contest proceeding may be filed with the Commission by operators, miners or miners’ representatives to challenge the issuance of a citation or order issued by MSHA, including citations related to disputed provisions of operators' emergency response plans.
•Contests of Proposed Penalties (Petitions for Assessment of Penalties): A contest of a proposed penalty is an administrative proceeding before the Commission challenging a civil penalty that MSHA has proposed for the violation. Such proceedings may also involve appeals of judges' decisions or orders to the Commission on proposed penalties, including petitions for discretionary review and review by the Commission on its own motion.
•Complaints for Compensation: A complaint for compensation may be filed with the Commission by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due miners idled by the orders.
•Complaints of Discharge, Discrimination or Interference: A discrimination proceeding is a case that involves a miner’s allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint. This category includes temporary reinstatement proceedings, which involve cases in which a miner has filed a complaint with MSHA stating he or she has suffered discrimination and the miner has lost his or her position.
•Applications for Temporary Relief: An application for temporary relief from any modification or termination of any order or from any order issued under certain subparts of section 104 of the Mine Act may be filed with the Commission at any time before such order becomes final.

The table that follows presents information by mine regarding pending legal actions before the Commission at December 31, 2025. Each legal action is assigned a docket number by the Commission and may have as its subject matter one or more citations, orders, penalties or complaints.

	Pending Legal Actions							Legal Actions Initiated During the Year Ended Dec. 31, 2025	Legal Actions Resolved During the Year Ended Dec. 31, 2025
	Number of Pending Legal Actions as of Dec. 31, 2025	Pre-Penalty Contests of Citations/Orders	Contests of Penalty Assessment	Complaints for Compensation	Complaints of Discharge, Discrimination or Interference	Applications for Temporary Relief	Appeals of Judges’ Decisions or Orders
Mine (1)

Seaborne Metallurgical
Shoal Creek Mine	12	—	8	—	—	—	4	11	10
Powder River Basin
North Antelope Rochelle	—	—	—	—	—	—	—	1	3
Other U.S. Thermal
Bear Run	1	—	1	—	—	—	—	3	2
El Segundo	—	—	—	—	—	—	—	1	2
Francisco Underground	2	—	2	—	—	—	—	9	8
Gateway North	5	—	5	—	—	—	—	8	9
Gateway Preparation Plant	—	—	—	—	—	—	—	—	1
Lee Ranch	—	—	—	—	—	—	—	1	1
Twentymile (Foidel Creek)	6	—	6	—	—	—	—	12	8
(1)The definition of "mine" under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting coal, such as land, structures, facilities, equipment, machines, tools and coal preparation facilities. Also, there are instances where the mine name per the MSHA system differs from the mine name utilized by us. Where applicable, we have parenthetically listed the name of the mine per the MSHA system. Also, all U.S. mines are listed alphabetically within each of our mining segments.